UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Atlantic Tele-Network, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ATLANTIC TELE-NETWORK, INC.
10 Derby Square
Salem, MA  01970

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2007

April 30, 2007

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at The Hawthorne Hotel, 18 Washington Square, Salem, MA, 01970 on Thursday, May 24, 2007 at 10:00 a.m., for the following purposes:

1.                To elect five directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.                To increase the number of shares of common stock available for issuance under the 1998 Stock Option Plan (the “1998 Plan”) by 300,000 shares and to make certain other amendments to the 1998 Plan; and

3.                To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 13, 2007 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,
Douglas J. Minster
Secretary

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT VOTING	1
Who Can Vote	1
Voting	1
Quorum	2
Votes Required	2
Revocability of Proxies	2
Solicitation Expenses	2
Who to Contact for Additional Information	2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
Section 16(a) Beneficial Ownership Reporting Compliance	4
PROPOSAL 1—ELECTION OF DIRECTORS	5
Vote Required	5
Recommendation of our Board of Directors	5
DIRECTOR AND NOMINEE BIOGRAPHICAL INFORMATION	6
PROPOSAL 2—INCREASE IN SHARES AVAILABLE FOR ISSUANCE UNDER THE 1998 STOCK OPTION PLAN AND APPROVAL OF OTHER AMENDMENTS TO ENSURE COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A	8
Vote Required	8
Recommendation of our Board of Directors	8
Summary of the 1998 Plan	9
U.S. Federal Income Tax Consequences Relating to Options	10
Options Granted	11
Securities Authorized for Issuance Under Equity Compensation Plans	12
CORPORATE GOVERNANCE	13
General	13
Determination of Independence	13
Director Nomination Process	14
Communications from Stockholders and Other Interested Parties	15
Board of Directors’ Meetings and Committees	15
Compensation Committee Interlocks and Insider Participation	16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Independent Registered Public Accounting Firm Fees and Services	17
Audit Committee Pre-Approval Policy and Procedures	17
Audit Committee Report	17
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	19
Compensation Discussion and Analysis	19
Compensation Committee Report	24
Summary Compensation Table	25
Grants of Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year-End	26
Option Exercises and Stock Vested	27
Potential Payments Upon Termination or Change of Control	27
Director Compensation	28
RELATED PERSON TRANSACTIONS	29
Policy on Related Person Transactions	29
ADDITIONAL INFORMATION	30
Stockholder Proposals for 2008 Annual Meeting	30
Householding of Annual Meeting Materials	30
Annual Report and Other SEC Filings	30
APPENDIX A—AMENDED 1998 STOCK OPTION PLAN	A-1

i

ATLANTIC TELE-NETWORK, INC.
10 Derby Square
Salem, MA  01970

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007

GENERAL INFORMATION ABOUT VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Tele-Network, Inc., a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders to be held on May 24, 2007, or any adjournments or postponements thereof.

We are mailing this proxy statement together with our Annual Report to Stockholders for the year ended December 31, 2006 on or about April 30, 2007. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding exhibits.

Who Can Vote

Only stockholders of record at the close of business on April 13, 2007 are entitled to vote at the Annual Meeting. On that date, 15,190,462 shares of common stock, par value $.01 per share, were outstanding, each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owner shares by following their instructions.

Voting

You may vote either:

•       in person or

•       by mail.

To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting, but you will need to present a valid picture identification. To vote by mail, you must complete, sign and date the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

If you vote by mail and your proxy card is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy card will be voted:

•       FOR the election of the director nominees named herein;

•       FOR the increase in the shares available for issuance under, and other amendments to, the 1998 Plan; and

•       in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Quorum

The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

The election of each nominee as director requires a plurality of the votes cast for or against that nominee. The approval of the amendment of the 1998 Plan requires a majority of the votes present, or represented by proxy, and entitled to vote. We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received instructions from the beneficial owner (“broker non-votes”), as votes in favor of such matter. Other than as described above, we will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on Proposal 1, the election of directors. However, abstentions will be counted as votes cast and will have the effect of a vote against the approval of Proposal 2, the increase in the shares available for issuance under, and other amendments to, the 1998 Plan. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970. A proxy may also be revoked by voting in person at the Annual Meeting.

Solicitation Expenses

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Georgeson Shareholder Corporation, a professional solicitor, to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries. The estimated cost for engaging Georgeson Shareholder Corporation is $1,500 for any such services, plus reasonable out of pocket expenses.

Who to Contact for Additional Information

If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, Georgeson Shareholder Corporation, 219 Murray Hill Parkway, East Rutherford, New Jersey, 07073, telephone (201) 896-5641.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us as of April 13, 2007 (unless otherwise indicated in the footnotes to this table), with respect to the shares of our common stock that were beneficially owned as of such date by:

•       each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•       each of our directors and each of the nominees seeking election as director;

•       our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2006, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, which we refer to collectively as our named executive officers; and

•       all of our directors and executive officers as a group.

The number of shares beneficially owned by each person listed below includes any shares which the person has a right to acquire on or before June 12, 2007 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under “Percent of Class” was calculated based on 15,190,462 shares of common stock outstanding on April 13, 2007, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 12, 2007. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Ernst A. Burri	27,415	*
Cornelius B. Prior, Jr.(1)	5,605,873	36.9
Charles J. Roesslein(2)	2,927	*
Henry U. Wheatley(3)	23,592	*
Martin L. Budd	250	*
Brian A. Schuchman(4)	21,000	*
Michael T. Prior(5)	66,256	*
Justin D. Benincasa(6)	15,417	*
John P. Audet(7)	7,500	*
Steven J. Parrish(8)	6,668	*
Other 5% Stockholders:
FMR Corp.(9)	1,200,300	7.9
All Current Directors and executive officers as a group (10 persons)	5,765,648	38.0%

*                    Less than 1%.

(1)          Includes 500 shares owned by Gertrude Prior, Mr. Cornelius Prior’s wife, 37,500 shares owned by the Katherine D. Prior Revocable Trust, 1,111,250 shares owned by the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust for his children and 9,047 shares held by Tropical Aircraft Co. Mr. Cornelius Prior disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Revocable Trust. Mr. Cornelius Prior retired as our Chief Executive Officer effective January 1, 2006 but continues to serve as our Executive Chairman of the Board. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030.

(2)          Includes 2,927 shares owned jointly with his spouse.

(3)          All shares are held by HUW Holdings, Inc., of which Mr. Wheatley is the sole stockholder.

(4)          All shares are held by BAS Capital Holding Corp., of which Mr. Schuchman is the sole stockholder.

(5)          Includes 28,650 shares held by Mr. Michael Prior’s children as to which Mr. Michael Prior disclaims beneficial ownership, 15,938 shares owned jointly with his spouse and 21,668 shares of restricted stock, 10,834 of which vest on July 25, 2007 and 10,833 of which vest on July 25, 2008. Mr. Michael Prior was appointed our President and Chief Executive Officer effective January 1, 2006.

(6)          Includes 8,750 shares issuable upon exercise of outstanding options. Also includes 6,667 shares of restricted stock, 2,222 of which vest on May 17, 2008, 2,222 of which vest on May 17, 2009 and 2,223 of which vest on May 17, 2010. Mr. Benincasa joined us as our Chief Financial Officer in May 2006, at which time he was granted 10,000 shares of restricted stock. Pursuant to an election by Mr. Benincasa in accordance with Section 83(b) of the Internal Revenue Code, one-third of this award vested immediately and was sold by us to satisfy Mr. Benincasa’s tax obligations arising from this grant of restricted stock.

(7)          Includes 7,500 shares of restricted stock, 2,500 of which vested on January 1, 2007, 2,500 of which vest on January 1, 2008 and 2,500 of which vest on January 1, 2009.

(8)          Represents 6,668 shares of restricted stock which vested on January 1, 2007. An additional 6,667 shares of restricted stock were scheduled to vest on January 1, 2008, but were terminated upon Mr. Parrish’s resignation effective March 22, 2007.

(9)          Based on information contained in this holders’ Schedule 13G filed with the SEC on February 14, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2006, all Section 16(a) reports applicable to our officers and directors were timely filed, except as described below.

On October 12, 2006, each of the following officers filed a late Form 4 reporting the acquisition of stock options (in the respective amounts indicated) on September 14, 2006: John P. Audet (10,000), Andrew S. Fienberg (10,000), Steven J. Parrish (15,000), Michael T. Prior (40,000) and Douglas J. Minster (10,000). Additionally, on January 13, 2006, Mr. Audet filed a late Form 3 reporting his appointment on January 1, 2006 as our Vice President of Financial Analysis and Planning. Ernst A. Burri and Henry U. Wheatley each filed a late Form 4 on June 13, 2006 reporting their acquisition on May 17, 2006 of phantom stock granted under our Directors’ Remuneration Plan. Mr. Burri also filed a late Form 4 on June 8, 2006 reporting his conversion of phantom stock on May 15, 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders are being asked to elect the following five members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to earlier retirement, resignation or removal:

Martin L. Budd
Cornelius B. Prior, Jr.
Charles J. Roesslein
Brian A. Schuchman
Henry U. Wheatley

Each nominee has consented to his nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Messrs. Prior, Roesslein and Wheatley are incumbent directors. Ernst Burri, who is a current director, a member of our Audit Committee and Chair of our Compensation Committee, will be completing his term as a director, which expires at the Annual Meeting. If the election of Martin L. Budd as a director is approved by the stockholders, it is anticipated that Mr. Budd will fill the vacancy created by Mr. Burri on the Audit and Compensation Committees.

Vote Required

Each director nominee must be elected by a plurality of votes cast. Votes withheld and broker non-votes will not be treated as votes cast and, therefore will not affect the outcome of the elections. Biographical information for each of the nominees is set forth below under “Director and Nominee Biographical Information.”

Recommendation of our Board of Directors

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

DIRECTOR AND NOMINEE BIOGRAPHICAL INFORMATION

Set forth below is biographical information about our current directors and the current director nominees.

Martin L. Budd, 66, retired as a partner of the law firm of Day, Berry and Howard LLP effective January 1, 2007. Mr. Budd chaired both the firm’s Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is the Chairman Emeritus of the Board of Trustees of the Hartford Seminary and is a member of the National Executive Committee of the Anti-Defamation League. Mr. Budd earned his legal degree from The Harvard Law School.

Cornelius B. Prior, Jr., 73, served as our Chief Executive Officer and Chairman of the Board from 1998 through December 2005, at which time he retired as Chief Executive Officer and continues to serve as an employee and as Chairman of the Board. Mr. Prior was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. Prior started his career as an attorney with Sullivan & Cromwell in New York. A former Trustee of Holy Cross College and member of the Visiting Committee to Harvard Law School, he was the Chairman of CANTO, the Caribbean Association of National Telecommunication Organizations. He is also the Treasurer and member of the Executive Committee of CCAA (Caribbean and Central American Action) and the father of Michael T. Prior, our President and Chief Executive Officer.

Ernst A. Burri, 62, retired as president of CODETEL, the leading telecommunications carrier in the Dominican Republic and a subsidiary of GTE Corporation (now Verizon Communications, Inc.), on December 31, 1997. Mr. Burri served in GTE Corporation for 25 years in many domestic and international assignments and was president of CODETEL since January 1991. He is currently an independent consultant in the areas of leadership, business planning and organization development and is actively engaged in education and training, with special focus on telecommunications, energy, environment and health. Mr. Burri has been a director of ours since May 18, 1998 and is the current Chair of our Compensation Committee and a member of our Audit Committee. Mr. Burri has been a director of our subsidiary Guyana Telephone & Telegraph (“GTT”) since 2004.

Charles J. Roesslein, 58, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Compensation Committee. He currently is the Chief Executive Officer of Austin Tele-Services Partners, LP and a Director of QUOVADX, Inc. Mr. Roesslein has been a director of National Instruments Corporation since July 2000. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

Brian A. Schuchman, 39, is the Chairman of Commnet Wireless, LLC, which we acquired in 2005. Mr. Schuchman has spent more than 15 years as an operator and entrepreneur in the wireless telecommunications industry. He founded Commnet Wireless, LLC in 2000 and served as its Chairman and Chief Executive Officer from its inception until July 2006. In 2000, he also co-founded a wireless telecommunications equipment distributor, Commnet Supply, which was sold in April 2004. In the early and mid 1990’s, Mr. Schuchman partnered with rural cellular license holders to build-out and manage numerous wireless markets which were later sold. In 1995, Mr. Schuchman founded Cellular Infrastructure Supply (CIS), one of the first companies to resell cellular switching and base station equipment. CIS was sold to World Access, Inc. in 1997. He continued to manage CIS until early 2000. In 2003, Mr. Schuchman was named Entrepreneur of the Year for the Greater Chicago Region by Ernst & Young.

Henry U. Wheatley, 75, has been a director of ours since 1998 and a director of our subsidiary GTT since 1999. Mr. Wheatley has been the President of Wheatley Realty Corporation since 1973 where he manages the development of shopping centers. Mr. Wheatley is also Chairman of the Board of Coral World (Virgin Islands), Inc., and has been Vice President and Trustee of Islands Resources Foundation since 1972. Mr. Wheatley has been a director of ours since December 30, 1997. He was a director of the Virgin Islands Telephone Corporation from 1994 to December 30, 1997 and is a member of our Audit and Compensation Committees.

PROPOSAL 2—
INCREASE IN SHARES AVAILABLE FOR ISSUANCE UNDER THE 1998 STOCK
OPTION PLAN AND APPROVAL OF OTHER AMENDMENTS TO ENSURE
COMPLIANCE WITH INTERNAL REVENUE CODE section 409A

Stockholders are being asked to approve an amendment to our 1998 Stock Option Plan (the “1998 Plan”) to increase the number of shares of common stock available for issuance by 300,000 shares. We are seeking this amendment because the 1998 Plan currently has limited shares available for new grants of options. The currently authorized shares were depleted primarily as a result of increased stock option grant activity associated with our acquisition of Commnet Wireless, LLC in September 2005 and increased use of the 1998 Plan for long term compensation of current and new employees and executives. We regard the ability to grant stock options, together with restricted stock awards granted under our 2005 Restricted Stock and Incentive Plan, as an important way to recruit and compensate our executives and key employees.

Accordingly, we are seeking stockholder approval of Proposal 2 as an interim measure to enable us to continue to grant options under the 1998 Plan until its expiration in October 2008. In the future, our Compensation Committee intends to review the design of our equity compensation plans and may at a future annual meeting of stockholders propose more comprehensive changes.

We are also seeking to amend certain provisions in the 1998 Plan to prevent it and options granted thereunder from failing to comply with the requirements of Section 409A of the Internal Revenue Code. With the enactment of Section 409A of the Internal Revenue Code, nonqualified deferred compensation plans, including stock option plans that defer payment of cash or property upon the exercise of the option beyond the year in which the option is exercised, must comply with strict requirements on deferral and distributions elections to avoid immediate taxation and penalties. If a nonqualified deferred compensation plan fails to comply with the requirements of Section 409A, all compensation deferred under the plan will become currently includible in the participant’s gross income, and the participant will be subject to an additional 20% penalty tax plus interest on such amounts. With respect to stock options, failing to comply with the requirements of Section 409A would result in an optionee being required to recognize income at vesting, rather than upon exercise, on the difference between the fair market value of the underlying stock on the date of vesting and the exercise price (the “spread”), plus an additional 20% penalty tax on the spread plus interest on any tax to be paid.

The full text of the proposed amended 1998 Plan is set forth in the attached Appendix A (which is marked to show changes to the current 1998 Plan). Our Board has adopted the proposed amendment, subject to stockholder approval.

Vote Required

The affirmative vote by the holders of a majority of the shares present, or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposed amendment of the 1998 Plan. Abstentions and broker non-votes will not be counted as votes in favor of such matter. Broker non-votes will not be counted as votes cast or shares voting on such matter; however, abstentions will be counted as votes cast and will have the effect of a vote against Proposal 2.

Recommendation of our Board of Directors

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF PROPOSAL 2.

Summary of the 1998 Plan

The following is a summary description of the principal terms of the 1998 Plan. It is subject to, and qualified by, the actual provisions of the 1998 Plan, a copy of which was filed as Exhibit 10.L to our Annual Report on Form 10-K (File No. 001-12593) for the year ended December 31, 1999 filed March 29, 2000.

The amendments to the 1998 Plan contained in this Proposal 2 and as adopted by our Board, subject to stockholder approval, are indicated by marked text in Appendix A and consist of amending:

•       Section 4.1 to increase the aggregate shares authorized for issuance from 625,000 shares to 925,000 shares;

•       Section 5.2 to expressly prohibit the granting of any options with exercise prices below fair market value as of the grant date; and

•       Section 5.5 to prohibit the deferred delivery of shares upon the exercise of options.

Background

The 1998 Plan was initially adopted by our Board in October 1998 and initially approved by our stockholders in May 1999. Our Board adopted an amendment to the 1998 Plan in March 2000 that increased the pool of eligible grantees and required stockholder approval of amendments to the 1998 Plan. The 1998 Plan provides for the granting of options to purchase a total of not more than 625,000 (925,000 if the 1998 Plan is amended) shares of our common stock. The maximum number of shares that may be subject to options granted to any individual during any three consecutive calendar year periods may not exceed 250,000 shares. Shares issued under the 1998 Plan may be issued by us from authorized but unissued shares of our common stock and from treasury shares.

As of April 13, 2007, under the 1998 Plan:

•       282,293 shares of common stock had been issued pursuant to the exercise of options;

•       307,000 shares of common stock were subject to outstanding options, at a weighted average price of $18.70 per share; and

•       35,707 shares of common stock remain available for future option grants.

If any option expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for options granted under the 1998 Plan.

Stock Options

Our Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options (ISOs) eligible for the special tax treatment described below or nonqualified stock options. ISOs (and nonqualified stock options, if the 1998 Plan is amended) may not have an exercise price that is less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an ISO granted to a ten percent stockholder). An option may be exercised only by a written notice delivered in person or by mail to our Secretary at our principal executive office and in accordance with the Agreement to which the option was granted. The Committee may determine whether the exercise price may be paid in cash or transfer of shares by delivery or attestation of ownership of shares of common stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program. Options may not be exercisable more than ten years from the date of grant (five years in the case of any options granted to a ten-percent stockholder).

The maximum aggregate number of shares that may be granted to a 1998 Plan participant during any three consecutive calendar-year period may not exceed 250,000 shares, subject to adjustment for changes in capitalization. Incorporation of these limits are intended to qualify options as performance-based compensation that is not subject to the $1 million limit on the Federal income tax deduction we may take for compensation paid to certain senior officers.

Eligible Participants

Our and our subsidiaries’ employees, consultants and directors, and any individual to whom we have extended a written employment offer, are eligible to participate in the 1998 Plan. Actual participants are chosen by the Compensation Committee. As of December 31, 2006, we and our subsidiaries had approximately 850 employees, three non-employee directors and no consultants.

Administration

Stock options awarded under the 1998 Plan may contain such terms and conditions consistent with the 1998 Plan as our Compensation Committee in its discretion approves. In setting the terms of each award, except as noted above, the Compensation Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the individual, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. The terms and conditions of awards need not be the same for each option or individual. In general, our Compensation Committee has discretion to administer the 1998 Plan in the manner that it determines, from time to time, is in our best interest.

Adjustments

The number and kind of shares that have been, or may be, issued and the exercise price of any options granted pursuant to the 1998 Plan are subject to adjustment by our Compensation Committee to reflect any change in capitalization, including the liquidation, dissolution, merger or consolidation of us. If employment of the optionee is terminated, any portion of the option not yet vested is immediately terminated, and the portion which is vested at the time of termination will terminate as follows: (i) 90 days following termination other than by reason of disability, death or for “cause”; (ii) 10 days following voluntary termination by the employee; (iii) one year following termination by reason of disability; (iv) immediately upon termination for “cause”; and (v) one year following termination by reason of death. Our Compensation Committee may modify options, including the termination provisions thereof, provided that any modifications may not impair an optionee’s rights under the option without the optionee’s consent. If any award expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for awards granted under the 1998 Plan.

Amendment or Termination

Our Board may at any time and from time to time amend, modify, suspend or discontinue the 1998 Plan, subject to stockholder approval to the extent necessary by applicable law. No amendment or modification to the 1998 Plan may adversely alter or discontinue any previously granted options without consent of the optionee. The 1998 Plan will automatically terminate effective October 29, 2008 and no option may be granted thereafter.

U.S. Federal Income Tax Consequences Relating to Options

The following is a brief summary description of the material United States federal income tax consequences relating to options granted pursuant to the 1998 Plan based on the applicable tax law in effect as of the date of this proxy statement.

Incentive Stock Options

An optionee does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the 1998 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an

ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise. Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonqualified Stock Options

No income is realized by the optionee at the time a nonqualified option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m)

United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant.

Our Compensation Committee has designed the 1998 Plan with the intention of satisfying Section 162(m) with respect to stock granted to covered employees.

Options Granted

As of April 13, 2007, the following options had been granted and were outstanding under the 1998 Plan to the individuals and groups indicated: an aggregate of 85,000 options to our named executive officers, including 40,000 options to our current CEO and 35,000 options to our current CFO; an aggregate of 20,000 options to all current executive officers who are not also named executive officers; and an aggregate of 245,750 options to other current employees. The balance of the shares currently authorized for issuance under the 1998 Plan were the subject of option grants to former employees. No options have been granted to directors or director nominees under the 1998 Plan. As of April 13, 2007, there are only approximately 36,000 shares available for issuance under the 1998 Plan pursuant to which we could make new option grants. As a result, we are seeking stockholder approval of the increase in shares authorized described in this Proposal 2.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of December 31, 2006:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
1998 Stock Option Plan	365,750	$18.47	—
2005 Restricted Stock and Incentive Plan	88,750	—	536,250
Equity compensation plans not approved by stockholders(2)	15,632	—	523,163
Total	470,132		1,059,413

(1)          As discussed above, the value of stock issued on a deferred basis under the Director’s Remuneration Plan in any year is based on the market price for our common stock shortly before the election of the director to receive a portion of his annual retainer in stock units. Since the director can elect to delay delivery of the underlying shares for some period of time, the weighted average exercise price is affected by the fact that some stock units were issued in previous years.

(2)          The plan not approved by the stockholders is our Director’s Remuneration Plan, adopted by the Board in 1999, which permits non-employee directors to elect to receive on a deferred basis, either 50% or 100% of their annual retainer in the form of our common stock. We reserved 625,000 shares for issuance under the Director’s Remuneration Plan.

CORPORATE GOVERNANCE

General

The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the NASDAQ Stock Market.

We have adopted a written Code of Ethics that applies to all of our employees and directors, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. A copy of our Code of Ethics is available on our website at www.atni.com and may be obtained free of charge upon request by writing to us at Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970.

Determination of Independence

NASDAQ rules require that a majority of our directors be “independent” and that we maintain a minimum three-person audit committee whose members satisfy heightened independence requirements. A director qualifies as “independent” if our Board affirmatively determines that the director does not have a relationship with us or an affiliate of ours which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in discharging his or her duties as a director. NASDAQ rules preclude an affirmative determination by the Board that a director is independent if:

•       a director who is, or was at any time during the past three years, employed by us or by any parent or subsidiary of ours;

•       a director who accepted or has a family member who accepted any payments from us or any subsidiary of ours in excess of $100,000 during the current or any of the past three fiscal years, other than: (i) compensation for board or board committee service, (ii) payments arising solely from investments in our securities, (iii) compensation paid to a family member who is a non-executive employee of ours or a subsidiary of ours, (iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation or (v) certain loans permitted under the Securities Exchange Act of 1934;

•       a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

•       a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient’s consolidated gross revenues for that year, or $200,000, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

•       a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

•       a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

There are no family relationships between any director, executive officer or person nominated or chosen by us to become one of our directors or executive officers except that Cornelius B. Prior, Jr., our Executive Chairman of the Board, is the father of Michael T. Prior, our President and Chief Executive Officer. Based on the NASDAQ rules, our Board has determined that Messrs. Budd, Burri, Roesslein and Wheatley are independent for purposes of SEC rules and NASDAQ listing compliance. The Board’s independence determinations included reviewing the following relationships and transactions:

•       Until December 31, 2006, Mr. Budd was a partner of Day, Berry and Howard LLP (“Day Berry”), which had served as general outside counsel to us for a number of years. In each of 2006, 2005 and 2004, we paid Day Berry approximately $15,000, $84,000 and $157,000, respectively, for professional services. In addition, Day Berry represented our Executive Chairman in an individual capacity with respect to his sale of shares in our follow-on public offering of common stock in July 2006. In January 2006, Day Berry merged into Day Pitney LLP, which continues to provide legal services to us on a very limited basis. Day Pitney continues to represent our Executive Chairman with respect to a proposed purchase by him of certain assets of ours located in Haiti.

•       Mr. Budd was the Chairman of the Board of Trustees of the Hartford Seminary and has been serving as Chair Emeritus since July 2006. Our Executive Chairman has made a personal pledge of $500,000 to the Hartford Seminary and his wife serves on its Board of Trustees.

•       Mr. Wheatley is a minority investor in, and the Chairman of the Board of, Coral World (Virgin Islands), Inc., a marine theme park owner and operator, in which our Executive Chairman is a majority investor.

The Board determined that these relationships did not affect the independence of the director or director nominees involved.

Director Nomination Process

In accordance with our Nominating Guidelines and Procedures, as adopted by the Board in February 2007, director nominations are considered by the independent directors and recommended to the Board by a majority of the independent directors. Our Board does not have a standing nominating committee or any other committee performing similar functions or a charter governing the nomination process. In deciding not to form a nominating committee at this time, the Board considered the following facts: (1) our Executive Chairman holds and typically votes a substantial minority of the outstanding shares of our common stock and therefore has the ability to significantly influence director election results, (2) three of our four current directors (three of our five future directors, if the currently proposed nominees are elected) are independent, and (3) our independent directors are obligated to act in accordance with our Nominating Guidelines and Procedures in their consideration and recommendation of candidates for director nomination to our Board. Accordingly, our Board feels that there is no additional benefit to us or to our stockholders from the creation of a nominating committee at this time.

In selecting director nominees pursuant to the Nominating Guidelines and Procedures, the Board’s independent directors shall consider candidates submitted by stockholders and shall evaluate such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate’s name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate’s principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. The Board’s independent directors may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970 and must comply with applicable statutory timing requirements.

The director nominations of Messrs. Schuchman and Budd were initially proposed to the independent directors by our Executive Chairman and our Chief Executive Officer, in the case of Mr. Schuchman, and our Executive Chairman, in the case of Mr. Budd.

Communications from Stockholders and Other Interested Parties

To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970.

To send communications to the Board or to individual directors, stockholders should write to Board of Directors, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970. All communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors’ Meetings and Committees

During 2006, our Board met four times either by conference call or in person. In 2006, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year’s annual meeting of stockholders held on May 17, 2006.

Our Board has established two standing committees: the Audit Committee and the Compensation Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee
Charles J. Roesslein, Chair	Ernst A. Burri, Chair
Ernst A. Burri	Charles J. Roesslein
Henry U. Wheatley	Henry U. Wheatley

All members of both committees are independent as defined in the listing standards of NASDAQ. If Mr. Budd is elected as director, we expect that he will be appointed to serve on both the Audit Committee and the Compensation Committee. Copies of the charters of the Audit Committee and Compensation Committee, as adopted and amended by our Board, are available on our website at www.atni.com.

Audit Committee

During 2006, the Audit Committee met ten times either by conference call or in person. The current members of our Audit Committee are Messrs. Burri, Roesslein and Wheatley. The functions of the Audit Committee include:

•       Appointing, compensating, evaluating and overseeing our independent auditors;

•       Reviewing with our independent auditors the plan and scope of the audit, its status during the year and any recommendations the independent auditors may have for improving or changing the audit and control environment;

•       Pre-approving the services provided by our independent auditors;

•       Discussing with management, our independent auditors and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•       Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

•       Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

•       Undertaking other duties as assigned by our Board.

Under current NASDAQ rules, members of the Audit Committee must be financially literate—able to read and understand fundamental financial statements. Our Board has determined that each current member of the Audit Committee, and Mr. Budd, is financially literate. We are required to disclose whether the Audit Committee includes an “audit committee financial expert” as defined in the applicable SEC regulations. The Board has determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an “audit committee financial expert.” The NASDAQ and SEC rules also require members of the Audit Committee to be independent, as defined by the NASDAQ listing standards and Rule 10A-3 under the Exchange Act. Our Board has determined that each of the current members of our Audit Committee, and Mr. Budd as a proposed member, meet the NASDAQ and SEC standards for independence.

Compensation Committee

The Compensation Committee met four times during 2006. The current members of our Compensation Committee are Messrs. Burri, Roesslein and Wheatley. The functions of the Compensation Committee include:

•       Determining, after consultation with the Board: (1) the compensation of our Chief Executive Officer and (2) upon the recommendation of the Chief Executive Officer, the compensation of our other executive officers;

•       Developing, administering and taking all action required or permitted to be taken by the Board under any of our stock-based incentive plans (including the approval of management recommendations for grants of options or restricted shares under any such plans and determination of the appropriate grants for our chief executive officer);

•       Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•       Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites; and

•       Undertaking such other functions as are assigned to the Committee by the Board.

Compensation Committee Interlocks and Insider Participation

During or prior to the fiscal year ended December 31, 2006, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has audited our accounts since 2002. Our Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for 2007. The services provided by PricewaterhouseCoopers LLP in 2007 are expected to include, in addition to performing the consolidated audit, audits of certain domestic and foreign subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PricewaterhouseCoopers LLP is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Registered Public Accounting Firm Fees and Services

The following table presents the aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees(1)	$1,231,510	$630,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	160,000	—
Total Fees	$1,391,510	$630,000

(1)          Represents fees for professional services rendered for the audits of our consolidated financial statements, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

Audit Committee Pre-Approval Policy and Procedures

In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees, that are to be performed by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee’s pre-approval of non-audit services involves consideration of the impact of providing such services on PricewaterhouseCooper’s independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC. PricewaterhouseCoopers did not perform any non-audit services for us in fiscal year 2006.

Audit Committee Report

As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2006.

We have discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the auditors the auditors’ independence.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

We have reviewed and discussed with our management the performance of Deloitte Tax LLP, which provided us with tax advice and assisted in the preparation of our tax returns and other filings with tax authorities. We also reviewed the terms of their engagement by us.

By the Audit Committee
Charles J. Roesslein, Chair
Ernst A. Burri
Henry U. Wheatley

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee (for purposes of this discussion, the “Committee”) of the Board is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Committee’s executive compensation approach has three main purposes:

•       attracting talented and experienced managers,

•       retaining those managers, and

•       providing incentives for those managers to perform at a very high level.

To the extent possible, the Committee works with management to design incentives that encourage the achievement of specific strategic and financial goals by us, and which align our executives’ interests with those of our stockholders. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies and in the area in which our headquarters are located. To that end, the Committee believes executive compensation packages provided by us to our executives, including our named executive officers, should include both cash and stock-based compensation (including options and restricted stock) that reward performance and also encourage the growth and protection of stockholder value.

Roles and Responsibilities in Compensation Decisions.   The Committee is solely responsible for reviewing the performance of our President and Chief Executive Officer (our “CEO”) and makes all compensation decisions related to him. With respect to the other named executive officers, the CEO presents his conclusions and recommendations regarding salary adjustments and incentive compensation to the Committee. The Committee reviews and comments on those recommendations before they are presented to our Board for approval or modification. Final decisions regarding non-equity compensation of our named executive officers are made by our Board after consulting with the Committee on its recommendations and the CEO. The Committee is also responsible for determining the equity awards, if any, for each named executive officer. In 2006, the Committee also made all compensation decisions related to our Executive Chairman.

In January 2006, our CEO and each of our named executive officers met to establish specific personal performance goals, company performance goals and timeframes for accomplishing those goals for 2006. Certain individual goals for the second half of the year were preliminary and subject to review and modification in July 2006. All individual and company performance goals were reviewed, modified and approved by the Committee in February 2006 for each named executive officer and the CEO. In July 2006, our CEO discussed with each named executive officer that officer’s accomplishments as compared to the agreed-upon individual goals as well as the company performance goals and also finalized each executive’s second-half goals. In September 2006, our CEO reported to the Committee on the performance of each named executive officer during the first half of 2006 and presented the final second-half goals for its review. All of the CEO’s goals were left unchanged.

Setting Executive Compensation

In making compensation decisions and recommendations in 2006, the Committee considered company performance during the preceding fiscal year. The Committee also considered (i) the compensation of executive officers at a peer group of publicly-traded telecommunications companies (collectively, the “Compensation Peer Group”), (ii) general trends in the overall market for executive talent in the United States, and (iii) the compensation history of the individual executive. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent and for stockholder investment. The companies comprising the Compensation Peer Group in 2006 were: CT Communications Inc., D&E Communications Inc., Hector Communications Corporation, Hickory Tech Corporation, North Pittsburgh Systems, Inc., SureWest Communications and Warwick Valley Telephone Company.

The Committee reviewed industry data and the recommendations of the CEO to determine the appropriate level and mix of incentive compensation in 2006. With respect to equity compensation, the Committee also considered potential equity awards against the percentage of our fully diluted capital stock represented by all outstanding options and unvested restricted stock, as discussed below. In fiscal 2006, the Committee granted an increased portion of total compensation to our executive officers in the form of non-cash incentive compensation. See “Long-Term Incentive Compensation.”

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•       base salary;

•       cash performance-based incentive compensation;

•       long-term equity incentive compensation; and

•       retirement and other benefits.

In 2006, base salary accounted for approximately 46% and incentive compensation accounted for approximately 15% of the total compensation of our named executive officers.

Base Salary

Salary levels are typically considered annually at the Committee’s first meeting of the year as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of named executive officers are based on the CEO (other than with respect to his own salary and the Executive Chairman’s salary) and the Committee’s assessment of the individual’s performance. However, it is the Committee’s general philosophy that base salary be adjusted for existing executives only in the range of cost-of-living increases, absent special circumstances, such as a major change in the size or structure of the Company, a significant change in position or the responsibilities of the executive, or a significant change in the market for similar executives. In 2006, base salaries for existing named executive officers continuing in the same role were determined for each executive based on his experience, position and responsibility, his salary history, publicly available market data, data from the Compensation Peer Group and the Committee members’ own business experience. In 2006, all of the named executive officers were newly promoted or newly hired. In determining base salaries for new named executive officers (two joined us in 2006) and promoted executive officers, the Committee primarily considered the following in making its recommendations to the Board (or, in the case of the CEO, in setting the base salary):

•       current and expected financial, strategic and operational company performance;

•       compensation history for the executive, including if applicable with us for previous roles;

•       compensation history at the Company for that role;

•       in the case of our new Chief Financial Officer, local practice and pay for similarly situated CFOs; and

•       additional factors within the Committee’s discretion.

These factors are not independently assigned specific weights by the Committee.

Since he retired as our President and Chief Executive Officer on December 31, 2005, Cornelius B. Prior, Jr. has continued to serve us as our Executive Chairman of the Board of Directors and as an employee earning an annual base salary of $300,000 in 2006, an annual base salary of $200,000 for 2007, and is eligible for retirement and health benefits available to all employees. In this capacity, Mr. Prior does not participate in any of our incentive compensation programs. The Committee approved these arrangements in view of the Executive Chairman’s continued role as a resource to our new management team and our Board.

Performance-Based Incentive Compensation

The Committee and our CEO have the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by named executive officers, encourage the growth of stockholder value and allow key employees to participate in our long-term growth and profitability. In 2006, we had six key employees (including the named executive officers) who were eligible to receive significant performance-based awards.

For 2006, we granted stock options and approved non-equity performance bonuses for each of the named executive officers and the Committee also granted restricted stock to the new hires: the Chief Financial Officer and Treasurer and the Vice President, Financial Analysis and Planning, as shown on the accompanying tables.

Cash Performance Based Bonuses

The Committee and the CEO (except in the case of the CEO’s bonus consideration) based cash performance bonus recommendations for each named executive officer on a review of (i) each executive’s performance against the identified goals established in February and July, 2006, (ii) company performance against the company financial goals for annual net income and operating income excluding depreciation and amortization, and (iii) and on the overall performance by the executive based on the observations of the CEO. Maximum cash performance bonuses for our named executive officers for 2006 were set at 50% of base salary. In February 2007, the Committee reviewed with the CEO his recommendations and the factors outlined above and also considered, in some cases, the recommendations in light of the direction of the company and the executive. The Committee and the CEO then agreed on some adjustments to the recommendations and the resulting proposal was presented to our full Board for approval. The final determination of non-equity incentive compensation was made by the Committee with respect to our CEO.

The CEO’s maximum cash performance bonus for fiscal 2006 performance was set at 50% of his base salary, as with the other named executive officers. One-half of his bonus was based on our financial performance (measured against the same targeted objectives for annual net income and operating income excluding depreciation and amortization) and one-half was based on other factors, including: performance of our common stock, our capital markets activities in 2006 (including raising more than $46.3 million in net proceeds to us in an underwritten public offering of common stock) and strategic activities and success in attracting research coverage, our successful acquisition and integration of Commnet Wireless LLC and Sovernet Inc. and his overall performance from the perspective of the Committee. Based on review of his performance for 2006 against these goals and factors, the Committee decided to award the CEO the maximum bonus for 2006. One-half of our Chief Financial Officer’s performance bonus was also based on our financial performance and one-half was based on his performance against agreed-upon individual goals, his contributions to our capital markets activities in 2006 (including raising more than $46.3 million in net proceeds to us in an underwritten public offering of common stock) and our successful acquisition and integration of Commnet and Sovernet and his overall performance.

For fiscal 2006, the other named executive officer’s awards were two-thirds based upon individual performance, both overall and as measured against specific goals identified by the individual and reviewed and approved by the CEO and the Committee. The remaining one-third of the executive’s award was based upon achievement of the corporate financial objectives. We emphasize to our executives that performance bonuses are not earned until paid and, regardless of achievements against measured goals; it is the Board’s position that any non-equity incentive compensation payments are ultimately at the discretion of the Committee and the Board. Each of the named executive officers for the fiscal year ended December 31, 2006 received cash performance bonuses in February 2007 for fiscal 2006 performance. These payments are reflected in the Summary Compensation Table below.

Long-Term Incentive Compensation

1998 Stock Option Plan.   Our 1998 Stock Option Plan permits us to award stock-based incentives to our employees including our named executive officers. Historically, newly hired or promoted named executive officers and other executives are considered for stock option grants at the next regularly scheduled Committee meeting following their hire or promotion.

The Stock Option Plan assists us to:

•       provide economic incentives for executives and key employees to ensure that we perform at a high level over the longer term;

•       provide an opportunity for increased equity ownership by executives;

•       maintain competitive levels of total compensation; and

•       provide executives an incentive to remain with us for a number of years.

The Committee has discretionary authority to grant stock options to executives. Awards of stock options are made by the Committee in consultation with the full Board and the CEO.

As discussed in Proposal 2, we are seeking stockholder approval of an increase to the 1998 Plan of 300,000 shares, as the 1998 Plan is currently depleted. The Committee regards the ability to grant stock options, together with restricted stock awards under the 2005 Restricted Stock and Incentive Plan, as an important way to compensate executives and key employees. Accordingly, we are seeking stockholder approval of Proposal 2 as an interim measure to make sure we retain the ability to grant options under the 1998 Plan until its expiration in October 2008. In the future, the Committee intends to conduct an overall review of the design of its equity compensation plans and may at a future annual meeting of stockholders propose more comprehensive plan design changes.

Stock option award levels are determined based on the Compensation Peer Group data and individual performance. Awards vary based on the recipient’s role with us and are granted from time-to-time at the Committee’s regularly scheduled meetings. The Committee also considers the percentage of our fully diluted common stock represented by options and unvested restricted stock and seeks to keep that figure below 5%. The Committee expects to review option compensation of existing executives annually in the first quarter but does not expect any executive to receive an annual grant as a matter of course.

Options granted to date have carried either a seven-year or a ten-year term. Vesting and exercise rights cease upon termination of employment and exercise rights shortly thereafter, although the

Committee has the discretion to allow vesting and exercise rights to continue. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option.

In connection with his joining us as our Chief Financial Officer and Treasurer, in May 2006 the Committee awarded Mr. Benincasa options to purchase 35,000 shares of our common stock. These options have a ten-year term.

In September 2006, the Committee granted stock options to our other named executive officers (excluding Cornelius B. Prior, Jr.) as well as to certain other executives and employees. These options have a seven-year term. In doing so, the Committee ensured that all of our named executive officers had stock options as a component of their compensation package. The Committee believes that stock options provide a valuable long-term incentive by giving executives a significant reward for increasing our stock price over time.

All of the options granted in 2006 vest annually in equal installments over a four-year period commencing on the date of the grant, and all options were awarded at the closing per share sales price of our common stock on NASDAQ on the date of the grant.

2005 Restricted Stock and Incentive Plan.   The Committee believes that restricted stock awards are useful for both incentive and retention purposes. While restricted stock rewards growth, it is balanced by an interest in preserving value (because, unlike options, the restricted stock awards have value even if the stock price does not grow) and an interest in dividend income. Restricted stock awards have a fundamental value that should encourage retention even if we suffer a business reversal.

The Committee has discretionary authority to grant restricted shares to certain high-performing executives. Awards of restricted stock are made by the Committee in consultation with the full Board and the CEO and typically vest ratably over three to four years after the date of the grant.

In 2006, we granted restricted stock under our 2005 Restricted Stock and Incentive Plan only to newly-hired named executive officers: Justin D. Benincasa, Chief Financial Officer and Treasurer, and John P. Audet, Vice President Financial Analysis and Planning. The number of restricted shares awarded to these officers was based on the following key factors: (1) the amount of restricted stock previously awarded to our executive officers, (2) the market value of an equivalent number of shares of our unrestricted common stock, (3) negotiations between our CEO and the named executive officer on their proposed total compensation package upon hire, and (4) in the case of the Chief Financial Officer, advice from our executive search consultant.

Retirement and Other Benefits

For 2006, the named executive officers were not provided any retirement benefits that were not available to all of our employees.

The ATN Employee’s Savings Trust Plan.   In 2003, we adopted the Atlantic Tele-Network, Inc. Employee Savings Trust, a 401(k) retirement savings plan. Under the plan, any full time employees with more than six months of continuous service with us may enroll in the plan and elect to defer a portion of their earnings (up to $15,000 in 2006 including a $5,000 catch up allowance for employees who are at least 50 years of age) into their plan account. Currently, we make a contribution to each participant’s account equal to 12% of the participating employee’s salary, up to a maximum contribution of $24,000 per employee. This contribution is made regardless of whether an employee elects to defer a percentage of his compensation. All contributions to the savings plan by us or the employee are fully vested as soon as they are made. It is in our sole discretion whether to modify our contribution or terminate the plan.

Perquisites and Other Personal Benefits

The Executive Chairman has the unrestricted use of an automobile purchased and owned by the company (the Executive Chairman did reimburse the company for a portion of the purchase price). Other than the automobile benefit, executives do not receive any benefits that are not also available to all of our employees. The named executive officers participate in our benefit plans, which include medical and dental insurance and life insurance, on the same terms as all of our other employees. Similarly, employee relocation expenses are subject to reimbursement but are individually negotiated on a case by case basis. We do not provide pension arrangements, post-retirement health coverage, or similar benefits to any of our employees, including our named executive officers.

All of our employees, including our named executive officers, are covered by a life insurance policy. In the event of the employee’s death, his or her designated beneficiaries would be entitled to receive a net benefit of two times the employee’s annual base salary at the time of death after taking into account federal and state taxes payable by the beneficiary, up to a maximum $200,000 net benefit per employee. The Committee has asked management to review the cost to us of removing or increasing the cap on the net benefit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee
ErnstA. Burri, Chair
Charles J. Roesslein
Henry U. Wheatley

Summary Compensation Table

The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael T. Prior	2006	393,000	—	—	150,732	200,000	24,000	767,732
Chief Executive Officer
Justin D. Benincasa	2006	132,000	—	256,300	226,143	66,000	—	680,443
Chief Financial Officer(5)
Cornelius B. Prior, Jr.	2006	306,000	—	—	—	—	32,750	338,750
Executive Chairman
John P. Audet	2006	125,000	25,000	118,500	37,683	55,000	7,500	368,683
Vice President, Financial Analysis and Planning
Steven J. Parrish	2006	178,000	—	—	56,524	60,000	21,360	315,884
Executive Vice President

(1)           The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123 (R) (or “SFAS 123(R)”), of awards granted pursuant to our 2005 Restricted Stock and Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 8 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 21, 2007.

(2)           The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), of awards granted pursuant to our 1998 Stock Option Plan. Assumptions used in the calculation of this amount are included in Note 8 to our Consolidated Financial Statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 21, 2007.

(3)           The amounts in this column include payments of cash performance-based bonuses earned in 2006. The payments were made in February 2007.

(4)           The amounts shown in this column reflect matching contributions by us to each of the named executive officers pursuant to our Employee Savings Trust Plan, our 401(k) retirement savings plan and, in the case of our Executive Chairman, approximately $8,750 in automobile allowance.

(5)           Mr. Benincasa joined us in May 2006. His annual salary and compensation under the non-equity incentive plan are reflected on a pro-rata basis for 2006.

Grants of Plan-Based Awards

The table below sets forth additional information regarding stock, option and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2006.

					All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Shares of Stock	Securities Underlying	Price of Option	Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	and Option Awards
Michael T. Prior	—	—	—	200,000	—
Chief Executive Officer	9/14/06					40,000 (2)	18.70	150,732
Justin D. Benincasa	—	—	—	66,000
Chief Financial Officer	5/17/06				10,000 (3)			256,300
	5/17/06					35,000	25.63	226,143
Cornelius B. Prior, Jr.	—	—	—	—	—	—	—	—
Executive Chairman
John P. Audet	—	—	—	62,500
Vice President, Financial	2/10/06				7,500			118,500
Analysis and Planning	9/14/06					10,000	18.70	37,683
Steven J. Parrish	—	—	—	89,000	—
Executive Vice President	9/14/06					15,000	18.70	56,524

(1)             Reflects the range of potential payments of cash performance based bonuses for 2006. Future maximum payments were set at 50% of the named executive officer’s base salary. We do not set future threshold or target payments. Actual payments of these bonuses were made in February 2007 and are reflected in the Summary Compensation Table.

(2)             Option grants included in this column vest 25% annually commencing one year from the date of grant.

(3)             Pursuant to an election by Mr. Benincasa in accordance with Section 83(b) of the Internal Revenue Code, one-third of this award vested immediately and was sold by us to satisfy Mr. Benincasa’s tax obligations arising from this grant of restricted stock.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael T. Prior	40,000	(1)	18.70	9/14/13	21,668	(2)	634,858
Chief Executive Officer
Justin D. Benincasa	35,000	(3)	25.63	5/17/16	6,667	(4)	195,343
Chief Financial Officer
Cornelius B. Prior, Jr.	—		—	—	—		—
Executive Chairman
John P. Audet	10,000	(5)	18.70	9/14/13	7,500	(6)	219,750
Vice President, Financial Analysis and Planning
Steven J. Parrish	15,000	(7)	18.70	9/14/13	13,335	(8)	390,716
Executive Vice President

(1)             Granted on September 14, 2006. One-fourth vests on each of the next four annual anniversaries of grant.

(2)             Granted on July 25, 2005. One-half vests on each of the next two annual anniversaries of grant beginning in 2007.

(3)             Granted on May 17, 2006. One-fourth vests on each of the next four annual anniversaries of grant.

(4)             Granted on May 17, 2006. One-third vests on each of the next three annual anniversaries of grant.

(5)             Granted on September 14, 2006. One-fourth vests on each of the next four annual anniversaries of grant.

(6)             Granted on January 1, 2006. One-half vests on each of the next two annual anniversaries of grant.

(7)             Granted on September 14, 2006. One-fourth vests on each of the next four annual anniversaries of grant.

(8)             Granted on January 1, 2005. On January 1, 2007, 6,667 shares vested. Mr. Parrish resigned effective March 22, 2007, at which time the remaining 6,667 shares were terminated.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2006. The table below sets forth information regarding vesting during fiscal year 2006 of stock awards granted to our named executive officers.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael T. Prior	—		—
Chief Executive Officer
Justin D. Benincasa	3,333	(1)	85,425	(2)
Chief Financial Officer
Cornelius B. Prior, Jr.	—		—
Executive Chairman
John P. Audet	—		—
Vice President, Financial Analysis and Planning
Steven J. Parrish	—		—
Executive Vice President

(1)          Represents one-third of Mr. Benincasa’s award of restricted stock granted on May 17, 2006. Pursuant to an election by Mr. Benincasa in accordance with Section 83(b) of the Internal Revenue Code, these shares vested immediately upon grant and were sold by us to satisfy Mr. Benincasa’s tax obligations arising from that award.

(2)          Reflects the market value of the shares based on the grant date closing price of $25.63 per share of our common stock on May 17, 2006.

Potential Payments Upon Termination or Change of Control

All of our employees, including our named executive officers, are employees-at-will and, as such, do not have employment contracts or retention agreements with us. In addition, we do not have change-in-control or severance agreements with any of our named executive officers.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders.

The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)		Total ($)
Charles J. Roesslein	63,000		63,000
Henry U. Wheatley	58,000	(2)	58,000
Ernst A. Burri	60,500	(3)	60,500

(1)          Cornelius B. Prior, Jr., our Executive Chairman, also served as an executive officer during 2006. No compensation was paid to, or earned by Mr. Prior for his service as director for fiscal year 2006.

(2)          Includes $40,000 in fees earned by Mr. Wheatley which were paid in shares of our common stock in lieu of cash payment pursuant to our Directors’ Remuneration Plan.

(3)          Includes $20,000 in fees earned by Mr. Burri which were paid in shares of our common stock in lieu of cash payment pursuant to our Directors’ Remuneration Plan.

Retainers and Meeting Fees

For the fiscal year ended December 31, 2006, our non-employee directors received an annual retainer of $40,000 and an attendance fee for Board or committee meetings of $3,000 per meeting and $1,500 per telephonic Board meeting in which they participate and $1,500 for each principal meeting of the Audit Committee. In addition to the retainers and meeting fees, the Chair of the Audit Committee received an additional annual payment of $5,000 and the Chair of the Compensation Committee received an additional annual payment of $2,500. Directors who are also our employees do not receive compensation for service as director.

Stock Deferral Program for Non-Employee Directors

The objectives of this program are to provide deferred benefits to our non-employee directors, increase the director’s beneficial ownership of our common stock and more closely align the director’s interests in our long-term growth and profitability with that of our stockholders.

Our non-employee directors have the option under our Directors’ Remuneration Plan (the “Directors’ Plan”), adopted by the board of directors in 1999, of electing to receive either 50% or 100% of their annual retainer in the form of shares of our common stock on a deferred basis. For purposes of these elections, the shares are valued at the mean between the high and low reported per share sales price on the last trading day in the month preceding the date of the election. Directors’ annual retainers relate to their terms of office that run from one annual stockholders’ meeting to the next. The following table shows for each of the last three calendar years the aggregate amounts of annual retainer which participating directors have elected to take in stock units under the Directors’ Plan and the number of stock units allocated to them under the Directors’ Plan:

Term of Office	Aggregate Value of Annual Retainers Paid in Stock Units	Number of Stock Units
2004-2005	$80,000	4,685
2005-2006	$60,000	1,938
2006-2007	$60,000	2,638

Each director receives dividend equivalents on the share units contained in his or her deferral account, which are equal in value to dividends paid on our common stock.

Restricted Stock Grant to New Board Members

Non-employee directors are given a one time grant of 2,500 shares of restricted common stock upon their initial election or appointment to the Board. The shares vest (i) two years after such grant upon continuous service on the Board, (ii) upon termination of service on the Board by reason of death or permanent disability or (iii) upon a change of control, defined as (A) the acquisition by any individual of 50% or more of our common stock or the combined voting power of our securities, (B) the time at which the now current Board ceases to constitute a majority of the Board, or (C) the disposal of substantially all of our assets via merger, liquidation or dissolution.

RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

Our Board has recently adopted a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction as a direct party or by arranging the transaction and the transaction involves more than $120,000. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee. A copy of our Related Person Transaction Policy is available on our website at www.atni.com.

Acquisition of Minority Interest in Commnet

In connection with the acquisition of Commnet Wireless, LLC, in September 2005, we entered into a put and call agreement with Brian Schuchman, one of our current director nominees, to purchase Mr. Schuchman’s 5% equity interest in Commnet. Mr. Schuchman is Chairman of the Board of Commnet and was the remaining minority equity holder in Commnet. Under the put and call agreement, we were obligated to acquire Mr. Schuchman’s equity interest between April 15 and October 15, 2007 at a purchase price based on a fixed multiple to a predefined earnings number based on Commnet’s financial results during the 12 month period prior to the exercise of the put and call. In January 2007, prior to the agreed upon purchase period, but consistent with the pricing calculation provided for in the put and call agreement, we purchased Mr. Schuchman’s equity interest for $6.5 million in cash and 21,000 shares of our common stock.

Potential Sale of Assets Located in Haiti

In 2001, we curtailed the operations and funding of our subsidiaries ATN-Haiti and Transnet S.A., wrote-down our investment in ATN-Haiti and began exploring strategic alternatives for the use or disposition of the these subsidiaries’ remaining assets. In May 2006, our Board authorized us to enter into discussions to sell at fair value, subject to review and final approval by the Audit Committee, the remaining assets of ATN-Haiti and Transnet S.A., consisting of an office building and 13 tower sites located in Haiti, to Cornelius B. Prior, Jr., our Executive Chairman, who is also the father of our CEO. The impact of the remaining activities of ATN-Haiti and Transnet S.A. on our results of operations for 2002 through 2006 was insignificant. The net book value of the Haiti assets was approximately $670,000 as of December 31, 2006. Any transaction is subject to the negotiation of a definitive agreement and the review and final approval of the Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for 2008 Annual Meeting

All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year’s annual meeting of stockholders should be sent to Atlantic Tele-Network, Inc.; Attn: Secretary, 10 Derby Square, Salem, MA 01970. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by December 22, 2007, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2008 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 6, 2008, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, MA 01970, (978) 619-1300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.atni.com. These filings and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (excluding exhibits) may be obtained, at no cost, by writing to Atlantic Tele-Network, Inc., Attn: Secretary, 10 Derby Square, Salem, MA 01970.

Our Annual Report for the year ended December 31, 2006, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

By order of the Board of Directors,
DOUGLAS J. MINSTER
Secretary
April 30, 2007

APPENDIX A

[As proposed for approval by the stockholders
on May 24, 2007. For reference this
document has been marked to show changes
from the current 1998 Stock Option Plan.]

AMENDED
1998 STOCK OPTION PLAN

As Approved by the Board of
Directors on April 18, 2007

1.                 Purpose.

The purpose of this Plan is to strengthen ATLANTIC TELE-NETWORK, INC., a Delaware corporation (the “Company”), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and extraordinary efforts through the grant of Incentive Stock Options and Nonqualified Stock Options (as each term is herein defined).

2                    Definitions.

For purposes of the Plan:

2.1   “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.2   “Agreement” means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

2.3   “Board” means the Board of Directors of the Company.

2.4   “Cause” means:

(a)   in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b)   in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

2.5   “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.6   “Code” means the Internal Revenue Code of 1986, as amended.

2.7   “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.8   “Company” means ATLANTIC TELE-NETWORK, INC., a Delaware corporation.

2.9   “Consultant” means any consultant or advisor that qualifies as an “employee” within the meaning of rules applicable to Form S-8, as in effect from time to time, of the Securities Act of 1933, as amended.

2.10 “Director” means a director of the Company.

2.11 “Disability” means:

(a)   in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b)   in all other cases, the term “Disability” as used in the Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

2.12 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.13 “Eligible Individual” means any of the following individuals: a) any officer or employee of the Company; b) any director, officer or employee of a Subsidiary, c) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment; d) any Consultant.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15 “Fair Market Value” on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

2.16 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.17 “Nonemployee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.18 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.19 “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.20 “Optionee” means a person to whom an Option has been granted under the Plan.

2.21 “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.22 “Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.23 “Performance-Based Compensation” means any Option that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.24 “Permitted Transferee” means an Optionee’s immediate family, trusts solely for the benefit of such family members and partnerships in which such family members and/or trusts are the only partners. For this purpose, “immediate family” of an Optionee means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

2.25 “Plan” means this ATLANTIC TELE-NETWORK, INC. 1998 Stock Option Plan, as amended from time to time.

2.26 “Shares” means the Common Stock, par value $0.01 per share, of the Company.

2.27 “Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

2.28 “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

3.     Administration.

3.1   The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) Directors and may consist of the entire Board; provided, however, that (A) if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director and (B) to the extent necessary for any Option intended to qualify as Performance-Based Compensation to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

3.2   No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

3.3   Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)   determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share subject to each Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

(b)   to construe and interpret the Plan and any Agreements granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees, and all other persons having any interest therein;

(c)   to determine the duration and purposes for leaves of absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(d)   to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)    generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4.     Stock Subject to the Plan; Grant Limitations.

4.1   The maximum number of Shares that may be made the subject of Options granted under the Plan is ~~625,000~~ 925,000. The maximum number of Shares that may be the subject of Options granted to any Eligible Individual during any three (3) consecutive calendar year period may not exceed 250,000 Shares. Upon a Change in Capitalization, the maximum number of Shares referred to in the first two sentences of this Section 4.1 shall be adjusted in number and kind pursuant to Section 7. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

4.2   Upon the granting of an Option, the number of Shares available under Section 4.1 for the granting of further Options shall be reduced by the number of Shares in respect of which the Option is granted; provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the exercise price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered.

4.3   Whenever any outstanding Option or portion thereof expires, is canceled,         is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option may again be the subject of Options granted hereunder.

5.     Option Grants for Eligible Individuals.

5.1   Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

5.2   Exercise Price. The ~~purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the~~ exercise price per Share under each ~~Incentive Stock~~ Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3   Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that the Committee may provide that an Option (other than an Incentive Stock Option) may, upon the death of the Optionee, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4   Vesting. Each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5   ~~Deferred Delivery of Option Shares. The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Nonqualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the grant.~~ [Removed.]

5.6   Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.7   Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to a Permitted Transferee, and for purposes of the Plan, such Permitted Transferee shall be deemed to be the Optionee. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

5.8   Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefore and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares upon such terms and conditions as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company (or withheld upon exercise) as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.9   Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

6.     Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment of the Optionee by the Company or a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option is granted or thereafter.

7.     Adjustments.

7.1   In the event of a Change in Capitalization, the liquidation or dissolution of the Company or a merger or consolidation of the Company, the Committee shall conclusively determine the appropriate adjustments, if any, to(i) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted to any Eligible Individual during any three (3) consecutive calendar year period and (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan and the exercise price therefor, if applicable.

7.2   Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

7.3   If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

8.     Interpretation.

8.1   The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such rule shall be inoperative and shall not affect the validity of the Plan.

9.     Termination and Amendment of the Plan or Modification of Options.

9.1   Plan Amendment or Termination: The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

a)     no such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Optionee, nor shall any amendment, modification, suspension or termination deprive any Optionee of any Shares which he or she may have acquired through or as a result of the Plan; and

b)     to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement; and

provided, further, that any material amendment to the Plan, and all Options granted in reliance on any such material amendment, shall be subject to approval by the affirmative vote of the holders of a majority of the common stock of the Company present or represented and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the state of Delaware (or by written consent of the holders of a majority of the outstanding common stock of the Company) within twelve (12) months of the adoption of such material amendment by the Board.

9.2   Modification of Options. No modification of an Option shall adversely alter or impair any rights or obligations under the Option without the consent of the Optionee.

10.   Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

11.   Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)   give any person any right to be granted an Option other than at the sole discretion of the Committee;

(b)   give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c)   limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any person at any time; or

(d)   be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

12.   Regulations and Other Approvals; Governing Law.

12.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

12.2 The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

12.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

12.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

12.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

13.   Miscellaneous.

13.1 Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

13.2 Withholding of Taxes.

(a)   At such times as an Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance of such Shares. The Company shall have the right to deduct from any payment of cash to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement, at the time of grant or at any time thereafter, that the Optionee, in satisfaction of the obligation to pay Withholding Taxes, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

(b)   If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

13.3 Stockholder Approval. This Plan and all Options granted under the Plan are subject to the approval of the Plan by the affirmative vote of the holders of a majority of the common stock of the Company present or represented and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware (or by written consent of the holders of a majority of the outstanding common stock of the Company) within twelve (12) months of the adoption of the Plan by the Board.

☐			• DETACH PROXY CARD HERE •

PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.			☒
Votes MUST be indicated (x) in Black or Blue ink.
					FOR	AGAINST	ABSTAIN
1.		ELECTION OF DIRECTORS.		2. APPROVAL OF AMENDMENTS TO 1998 STOCK OPTION PLAN.	☐	☐	☐
Nominees: 01) Martin L. Budd 02) Cornelius B. Prior, Jr.		03) Charles J. Roesslein 04) Brian A. Schuchman	05) Henry U. Wheatley
FOR ALL nominees listed above	☐	WITHHOLD authority to vote for ALL nominees listed above	☐ FOR ALL nominees listed above EXCEPT* ☐
*To withhold authority to vote for any individual nominee mark the “FOR ALL EXCEPT” box and write that nominee’s name(s) on the space provided below.				To change your address, please mark this box.			☐
EXCEPTIONS:				To include any comments, please mark this box.			☐

S C A N L I N E

Please sign exactly as your name appears on this Proxy. If acting as executor, as administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign in the full corporate name, by duly authorized officer. If a partnership, please sign the full partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

				Date Share Owner sign here	Co-Owner sign here

ATLANTIC TELE-NETWORK, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007

The undersigned hereby appoints Cornelius B. Prior, Jr. and Michael T. Prior, and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote as instructed herein, all shares of Common Stock of Atlantic Tele-Network, Inc. held of record by the undersigned on April 13, 2007, at the Annual Meeting of Stockholders to be held on May 24, 2007 or any adjournments or postponements thereof on the matters set forth in the Notice and Proxy Statement dated April 30, 2007.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE MATTERS ON THE REVERSE SIDE AND, AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you provide any Address Changes/Comments above, please mark the corresponding box on the reverse side)

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

ATLANTIC TELE-NETWORK, INC.
P.O. BOX 11366
NEW YORK, N.Y. 10203-0366